Exhibit 99.1

TEJON RANCH CO. REPORTS

2012 RESULTS OF OPERATIONS

TEJON RANCH, California – (BUSINESS WIRE) – March 8, 2013 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the year ended December 31, 2012, with the Company showing net income attributable to common stockholders of $4,441,000, or $0.22 per common share, compared to net income attributable to common stockholders of $15,894,000, or $0.80 per common share, for the same period in 2011. Revenue from operations for the year ended December 31, 2012 was $47,089,000, compared to $63,098,000 of revenue for the same period during 2011. The change between the two years is primarily due to the one time sale of conservation easements in 2011 for $15,750,000. All per share references in this release are presented on a fully diluted basis.

For the fourth quarter of 2012, the Company had net income attributable to common stockholders of $27,000, or $0.00 per common share, compared to net income attributable to common stockholders of $5,238,000, or $0.26 per common share during the fourth quarter of 2011. Revenue from operations for the fourth quarter of 2012 was $13,547,000 compared to $19,815,000 of revenue during the same period of 2011.

“The Company’s core operational performance was comparable to last year with the exception of the one time sale of conservation easements that occurred in 2011. We continued to show steady revenue and earnings growth from our commodity linked businesses of farming and mineral resources,” said Robert A. Stine, President and CEO. “We are continuing to push forward with our real estate projects and as the economy starts to show signs of improvement we anticipate that we will also see improvement in our projects and in the activities of our tenants. We also believe our strong balance sheet will allow us to continue to grow and support our current and future real estate activities.”

Results of Operations for the Year Ended December 31, 2012:

When compared to the same period of 2011, the decline in net income attributable to common stockholders and revenue from operations during the year ended December 31, 2012, is primarily due to the recognition of $15,750,000 in income during the first quarter of 2011 that came from the closing of conservation easement sales. On a comparison basis, excluding the sale of conservation easements during the first quarter of 2011, total revenue from operations is comparable to 2011.

During the fourth quarter of 2012, the Company determined that due to the growth in oil and mineral revenues, our increasing focus on these resources, and the potential for future growth from these revenue sources, we would, beginning with our year-end 2012 reporting, provide revenue and cost information in a new segment called Mineral Resources. Mineral Resource revenues of $14,012,000 during 2012 improved by $1,806,000 when compared to 2011, due to higher oil revenues from new production and to the recognition of a full year of oil exploration lease payments.

Commercial/industrial revenue declined $3,805,000 during 2012 due to the recognition of $4,340,000 in land sales revenue during 2011. On the positive side, revenues from our power plant lease improved by $362,000 due to growth in percentage rent during 2012.

Farming revenues increased $1,541,000 during 2012 when compared to 2011. The increase is largely due to improved pistachio revenues of $2,100,000 as a result of increased production and higher prices when compared to 2011, as well as the carry forward of 2011 pistachio crop inventory that was then sold in 2012. Almond revenues also improved during 2012 due primarily to higher prices. These revenue improvements were partially offset by an $828,000 decrease in grape revenue due to a decline in production resulting from the redevelopment of old vineyards, which temporarily reduced the number of acres in production.

Equity in earnings of unconsolidated joint ventures during the period increased $1,619,000 when compared to the same period of 2011, due to: improved operating margins at our Petro/TA joint venture as a result of higher gasoline sales and fuel margins, and to improved revenues in our Rockefeller joint venture coming from the full lease up of a warehouse facility that Dollar General took occupancy of in late 2011. As our joint ventures continue to mature the revenues and activity surrounding the joint ventures will become a growing part of our commercial/industrial activity.

Contributing to the decline in net income during 2012 was an overall increase in operating expense of $1,737,000. This increase in expense is due to higher farming cost of sales driven by pistachio and almond sales, higher compensation cost due to the timing of hiring employees in 2011 and early 2012, increased defined benefit plan costs, and the recognition of additional stock compensation costs related to the vesting of milestone performance grants.

Results of Operations for the Fourth Quarter of 2012:

The decline in revenue during the fourth quarter of 2012, when compared to the same period in 2011, is due primarily to the recognition of $4,340,000 in revenue related to a land sale that occurred in the fourth quarter of 2011, a decrease of $1,706,000 in oil royalties due to a decline in both price and production during the quarter, and a decline in farming revenues. Farming revenues are lower during the fourth quarter of 2012 due to a drop in the number of almond pounds sold in the quarter and to lower grape revenues as described above.

The decrease in net income attributable to common stockholders during the fourth quarter of 2012 is driven by the decline in revenues just described, an increase in farming cost of sales, and to an increase in income tax expense during the quarter to account for year-to-date adjustments. This decline in revenue is partially offset by an $112,000 reduction in expenses during the quarter due primarily to lower commercial/industrial expense and lower corporate expenses.

2013 Outlook:

Management believes that the capital structure of the Company provides a solid foundation for continued investment in our projects to set the stage for the future growth of the Company. On December 31, 2012, total capital was approximately $310,000,000, with debt accounting for less than one percent of total capital. As of December 31, 2012, we also had cash and securities totaling approximately $72,000,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs.

During 2013, the Company will continue to aggressively pursue land entitlement activities and investment within the Tejon Ranch Commerce Center and in our joint ventures. The Company believes the variability of its quarterly and annual operating results will continue during 2013 due to its farming and real estate activities. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors, which could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

YEAR-END EARNINGS RELEASE 2012

(UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2012	2011	2012	2011
REVENUES:
Real Estate - Commercial/Industrial	$2,432	$6,415	$9,941	$13,746
Real Estate - Resort/Residential	316	168	583	16,134
Mineral Resources	2,780	4,385	14,012	12,206
Farming	8,019	8,847	22,553	21,012

Revenues from Operations	13,547	19,815	47,089	63,098
OPERATING PROFITS (LOSSES):
Real Estate - Commercial/Industrial	(845)	2,505	(2,330)	525
Real Estate - Resort/Residential	(860)	(896)	(4,178)	12,192
Mineral Resources	2,636	4,300	13,678	11,997
Farming	2,920	4,287	9,230	8,437

Income from Operating Segments	3,851	10,196	16,400	33,151
Investment Income	294	333	1,242	1,260
Other Income	63	21	113	98
Corporate Expenses	(3,835)	(4,024)	(13,272)	(12,277)
Interest Expense	(10)	—	(12)	—

Income from Operations before Equity in Earnings of Unconsolidated Joint Ventures	363	6,526	4,471	22,232
Equity in Earnings of Unconsolidated Joint Ventures	887	333	2,535	916

Income from Operations before Income Tax	1,250	6,859	7,006	23,148
Income Tax Expense	1,262	1,657	2,723	7,367
Net loss attributable to noncontrolling interest	(39)	(36)	(158)	(113)

Net Income Attributable to Common Stockholders	$27	$5,238	$4,441	$15,894

Net Income Per Common Share, Basic	$—	$0.26	$0.22	$0.80
Net Income Per Common Share, Diluted	$—	$0.26	$0.22	$0.80
Average Shares Outstanding, Basic	20,084,114	19,975,358	20,043,862	19,890,838
Average Shares Outstanding, Diluted	20,129,377	20,034,354	20,118,976	19,955,260